CONSULTING CONTRACT

Whereas, Thomas Hughes, on behalf of eConnect
(hereinafter "Company") wishes to contract Robert
Bragg (hereinafter "Consultant") as a consultant at an hourly rate of $100.00 per hour.

Whereas, Consultant shall endeavor to, on a best efforts basis, advise, direct and implement potential European strategic alliances on behalf of the Company. Consultant will dedicate at least
375 hours of time on behalf of Company.

Consultant is not a registered Broker/Dealer and will not and cannot directly solicit for commissions the buying or selling of Company securities.

Company agrees that all expenses, including but not limited to printing, copies, and mailings, directly incurred in the course of any of the aforementioned criteria, will be reimbursed to Consultant upon presentation of supportive documents.

Company does agree to pay Consultant, two hundred-fifty thousand (250,000) "free-trading" shares of eConnect stock, priced at $0.01 per share for services performed by Consultant. The stock shall be sent directly to Consultant at 5320 North
Drive, Phoenix, Arizona 85015.

Company acknowledges that Consultant may be required to split any and all stock issued as a result of this Consulting Contract with others

Company acknowledges that the failure to issue the stock at closing shall irreparably injure
Consultant. Company agrees that in addition to any legal remedies to which Consultant may be entitled, Consultant shall, in addition thereto, be entitled to the equitable remedy of injunction, enjoining the conclusion of the transaction or mandatory injunction requiring the payment of all stocks.

All shares of stock to be received by Consultant hereby are freely assignable. The obligations and benefits to Company shall inure to the benefit of and be binding on the Officers and Directors of the surviving company to the extent said surviving entity is required by law or equity to take on the responsibility and contractual obligations of
Company as a result of the merger/acquisition, transaction or event as it may be.

Now then, whereas Company, its Board of Directors and/or Officers have agreed to the terms and conditions set forth above, both parties do hereby enter into this contract,

eConnect


By:  /s/  Thomas S. Hughes
	Date: August 19, 1999
Thomas S. Hughes, Chairman
and Chief Executive Officer


  /s/  Robert Bragg
			Date: August 19, 1999
Robert Bragg